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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

    TOR Minerals International, Inc. (formerly Hitox Corporation of America)
    ------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    890878101
                                    ---------
                                 (CUSIP Number)

                                  May 18, 2001
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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Schedule 13G

CUSIP No. 890878101
------------ -------------------------------------------------------------------
     1.      Names of Reporting Persons.
             I.R.S. Nos. of above persons (entities only).

             Pecks Management Partners Ltd.                           11-3015963
------------ -------------------------------------------------------------------
     2.      Check the Appropriate Box if a Member of a Group
             (See Instructions):

             Not applicable

             (a)

             (b)
------------ -------------------------------------------------------------------
     3.       SEC Use Only

------------ -------------------------------------------------------------------
     4.       Citizenship or Place of Organization

              New York
-------------------- -----------------------------------------------------------
                     5.    Sole Voting Power

                           0

Number of            -----------------------------------------------------------
Shares               6.    Shared Voting Power
Beneficially
Owned by                   Not applicable
Each                 -----------------------------------------------------------
Reporting            7.    Sole Dispositive Power
Person
With                       0
                     -----------------------------------------------------------
                     8.    Shared Dispositive Power

                           Not applicable
------------ -------------------------------------------------------------------
     9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              0
------------ -------------------------------------------------------------------

    10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

             Not applicable
------------ -------------------------------------------------------------------
    11.      Percent of Class Represented by Amount in Row (11)

             0 percent
------------ -------------------------------------------------------------------
    12.      Type of Reporting Person (See Instructions)

             IA
------------ -------------------------------------------------------------------



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Item 1.

     (a)  TOR Minerals International, Inc.

     (b)  722 Burleson Street
          Corpus Christi, TX 78402

Item 2. Name of Person Filing

     (a)  Pecks Management Partners Ltd.

     (b)  One Rockerfeller Plaza, Suite 900
          New York, NY 10020

     (c)  New York

     (d)  Common Stock

     (e)  CUSIP: 890878101

Item 3.

     (e) Investment Adviser Registered under Section 203 of the Investment Advisers Act of 1940

Item 4. Ownership

     (a)  Amount beneficially owned: 0

     (b)  Percent of class: 0 percent

     (c)  Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote - 0

          (ii)   Shared power to vote or to direct the vote - Not applicable.

          (iii)  Sole power to dispose or to direct the disposition of - 0.

          (iv) Shared power to dispose or to direct the disposition of - Not applicable.

Item 5. Ownership of Five Percent or Less of a Class

     This statement is being filed to report the fact as of the date hereof the reporting person filing this schedule has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.



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Item 7. Identification and Classification of the Subsidiary Which Acquired the
        Security Being Reported on By the Parent Holding Company

     Not applicable.

Item 8. Identification and Classification of Members of the Group

     Not applicable.

Item 9. Notice of Dissolution of Group

     Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth is true, complete and correct.


                                        June 20, 2001


                                        /s/ Robert J. Cresci
                                        ------------------------------
                                        Robert J. Cresci
                                        Principal